Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02

ford credit floorplan Master owner trust a Series 2017-2 & 3 investor roadshow September 2017

Registration Statement Nos. 333-206773, 333-206773-01 and 333-206773-02 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors") Ford Credit Floorplan Master Owner Trust A (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-888-603-5847 Free Writing Prospectus

AGENDA Slide Floorplan Transaction 3 Floorplan Master Trust 7 Servicing and Risk Management 15 Ford Corporate Overview 26 Ford Credit 31 Appendix A1

Floorplan transaction

transaction participants and potential timing Floorplan Transaction Issuer Ford Credit Floorplan Master Owner Trust A Depositors Ford Credit Floorplan Corporation Ford Credit Floorplan LLC Servicer and Sponsor Ford Motor Credit Company LLC Joint-Lead Managers Barclays BNP Paribas Citigroup J.P. Morgan SMBC Nikko Co-Lead Managers N/A Indenture Trustee The Bank of New York Mellon Owner Trustee U.S. Bank Trust, N.A. Backup Servicer Wells Fargo Bank, N.A. Asset Representations Reviewer Clayton Fixed Income Services LLC Expected Key Dates Item Thursday, September 28 Pre-Marketing Monday, October 2 Announce Transaction Tuesday, October 3 Price Transaction Wednesday, October 11 Settlement Date Sep-17 S M T W T F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 Oct-17 1 2 3 4 5 6 7 8 9 10 11 12 13 14

FLOORPLAN TRANSACTION

TRANSACTION STRUCTURE – SERIES 2017-2

Ford
Go Further

- **Enhancement provided by subordinated notes, required subordinated amount, required reserve account, and excess spread:**

Capital Structure	Series 2017-2 Allocation*	Expected Ratings S&P	Expected Ratings Fitch
Class A-1 notes (Fixed) Class A-2 notes (Float)	76.50%	AAA	AAA
Class B notes (Fixed)	3.50%	AA+	AA
Class C notes (Fixed)**	5.00%	NR	NR
Class D notes (Fixed)**	3.00%	NR	NR
Subordination Factor	12.00%		
Total	100.00%		
Cash Reserve	0.88%		
Total Class A Enhancement	24.38%		

Class A1 and A2 Notes Size	$750 million (subject to change)
Payment Type	Fixed / Float
Benchmark	Interpolated Swaps / 1M Libor
Expected Final	September 15, 2020
Legal Final	September 15, 2022
ERISA Eligible	Yes
Method of Distribution	Public
Payment Rate Trigger	25% payment rate layer is breached ***

- **FCFMOTA 2017–2 is structured to comply with U.S. Regulation RR (Risk Retention) and may allow EEA investors to comply with EEA Credit Risk Retention**

* As a percent of the required pool balance allocated to the series
** The Class C and Class D notes are not being offered
*** Subordination Factor will increase by 4 ppts, or the percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage

5

Enhancement provided by subordinated notes, required subordinated amount, required reserve account, and excess spread: FCFMOTA 2017–3 is structured to comply with U.S. Regulation RR (Risk Retention) and may allow EEA investors to comply with EEA Credit Risk Retention Transaction structure – series 2017-3 Floorplan Transaction Capital Structure Series 2017-3 Allocation* Expected Ratings S&P Fitch Class A notes (Fixed) 76.50% AAA AAA Class B notes (Fixed) 3.50% AA+ AA Class C notes (Fixed)** 5.00% NR NR Class D notes (Fixed)** 3.00% NR NR Subordination Factor 12.00% Total 100.00% Cash Reserve 0.88% Total Class A Enhancement 24.38% Class A Notes Size $350 million (subject to change) Payment Type Fixed Benchmark Interpolated Swaps Expected Final September 15, 2022 Legal Final September 15, 2024 ERISA Eligible Yes Method of Distribution Public Payment Rate Trigger 25% payment rate layer is breached *** * As a percent of the required pool balance allocated to the series ** The Class C and Class D notes are not being offered *** Subordination Factor will increase by 4 ppts, or the percentage required to be on deposit in the Reserve Fund will increase by the Step-Up Percentage

Floorplan master trust

Ford Credit has been financing dealer vehicle inventory since 1959 and has been securitizing floorplan loans since 1991 Ford’s dealers represents the face of Ford to our customers and local communities. Ford’s goal is to maintain a profitable dealer network of Ford and Lincoln dealerships that deliver an innovative and engaging sales and service experience for our customers. At year-end 2016 Ford and Lincoln had approximately 3,200 dealers Over the past five years, Ford Credit financed approximately 76% to 78% of all Ford and Lincoln dealer new vehicle inventory Floorplan receivables are secured primarily by the financed vehicles and payment is required when the vehicle is sold Ford Credit’s floorplan portfolio has historically experienced very low losses Low losses are primarily a function of strong risk management practices and servicing: Continuous dealer monitoring of: Financial health Payment performance Vehicle collateral status Risk-based on-site inventory audits Intensification of risk management actions as dealer risk increases Use of proprietary risk rating assessment and behavioral scoring models Ford Credit leverages access to dealer information through Ford relationship U.S. product OVERVIEW Floorplan

Ford Credit’s current floorplan securitization trust was established in 2001 as a master trust (similar to a revolving credit card securitization trust) and has issued more than 40 series The Trust offers floorplan asset-backed securities through various channels: Public transactions Rule 144A transactions Other private transactions trust OVERVIEW Floorplan securitization

Performance overview Floorplan securitization Floorplan Portfolio Net Losses (Recoveries) as a Percent of Average Principal Balance Trust Pool Net Losses (Recoveries) as a Percent of Average Principal Balance Trust Pool Three-Month Average of Monthly Principal Payment Rate* Trust Pool Dealer Risk Ratings * The three-month average monthly principal payment rate for a month equals the average of the monthly payment rate for that month and the prior two months ** As of June 30, 2017; estimated days supply derived from payment rate No Trust losses realized since inception because depositors elected to accept reassignment of receivables from “status” accounts Memo: Days Supply** Lowest 3 Month Average Payment Rate was 29.9% in February 2005 15% 25% 35% 45% 55% 65% Jun-12 Jun-13 Jun-14 Jun-15 Jun-16 Jun-17 Payment Rate Payment rate triggers 77 120 143 0.000% 0.000% 0.000% 0.000% 0.000% 0.000% 0.000% Recoveries 2012 2013 2014 2015 2016 Q2 2016 Q2 2017 Losses 0% 20% 40% 60% 80% 100% Dec-12 Dec-13 Dec-14 Dec-15 Dec-16 Jun-17 Percent of Principal Balance Other Group IV (Poor) Group III Group II Group I (Strong) (0.025)% (0.008)% (0.008)% (0.004)% 0.004% (0.004)% 0.007% Recoveries 2012 2013 2014 2015 2016 Q2 2016 Q2 2017 Losses Highest Net Loss Percentage on Floorplan Portfolio since January 2004 was 0.353% in 2009

FLOORPLAN SECURITIZATION

HISTORICAL BALANCE



Historical Trust Balance vs. Required Pool Balance ($Bils)
Floorplan Trust Balance (excluding EFA)
Required Pool Balance
$20.6
$13.0
Cash funding required as a result of low Trust balance*
Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11 Dec-11 Jun-12 Dec-12 Jun-13 Dec-13 Jun-14 Dec-14 Jun-15 Dec-15 Jun-16 Dec-16 Jun-17

Note: As of June 30, 2017 the Trust balance was $20.6 billion

* Excess funding account (EFA) has been funded periodically when the Trust balance declines below the required pool balance (for example, as a result of plant shutdowns or manufacturer vehicle marketing incentive programs)

11

Credit enhancement in Ford Credit’s floorplan securitization program includes: Subordination of junior notes Required subordinated amount Cash reserve (1% of notes) Excess spread Structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limits structure OVERVIEW Floorplan securitization * As of June 30, 2017 % of Receivable Balance Total Class A Enhancement ~24.4% Class A Notes ("AAA") 76.5% Class B Notes ("AA") 3.5% Class C Notes (“Not Rated") 5.0% Class D Notes (“Not Rated") 3.0% Available Subordinated Amount 12.0% Reserve Account 0.9% Excess Spread (per annum) FCFMOTA 2017- 2 & 3 Concentration Limit Incremental Subordination * ($Mils.) - Ineligible receivables N/A $ 29.0 - Dealer concentration (5% for AutoNation) 2% 0.0 - Used vehicle concentration 20% 0.0 - Fleet concentration 4% 0.0 - Medium/Heavy truck concentration 2% 0.0 - Manufacturer concentration 10% 117.5 (2% for lower rated manufacturers) Total: $ 146.5

Enhancement Step-Up Trigger Subordination or reserve fund increases by four percentage points if average monthly principal payment rate for the three preceding collection periods is less than 25% Amortization Triggers Average monthly principal payment rate for the three preceding collection periods is less than 21% Cash balance in the excess funding account exceeds 30% of the adjusted invested amount of all series for three consecutive months Available subordinated amount is less than the required subordinated amount Bankruptcy, insolvency, or similar events relating to either depositor, the issuer, Ford Credit, or Ford Motor Company Key Series Triggers Floorplan securitization

Floorplan securitization OUTSTANDING SERIES* Private Variable Funding Notes used to manage seasonal fluctuations of Trust balance and provide an additional source of liquidity Capacity $3.9 billion * As of June 30, 2017 Trust Balance ($Bils) Total Funding: $ 11.2 Total Assets 20.6 Unfunded Assets 9.4 Floorplan securitization Private Variable Funding Notes 144A Term Series Public Term Series Series 2006-1, 2012-3, 2014-5 2013-2, 2014-3, 2015-3, 2016-2 2012-5, 2013-4, 2014-2, 2014-4, 2015-1, 2015-2, 2015-4, 2015-5, 2016-1, 2016-3, 2016-4, 2016-5, 2017-1 Amount Outstanding ($Bils) $0.0 $1.7 $9.5 $0.00 Senior Hard Enhancement (AAA Notes) 25.75% 24.27% 24.38% Maturity Ranges October 2017 - April 2019 March 2020 - March 2023 August 2017 - August 2020

Servicing and risk management

Dealer Structure Dealers vary in size and complexity – from single store to multi-point / multi-franchise organizations Many dealers use a holding company structure similar to the one shown here Collateral The financed vehicles are the primary collateral for dealer floorplan loans For many dealers, Ford Credit also obtains personal guarantees and secondary collateral in the form of additional dealer assets, including dealer adjusted net worth and real estate equity Dealers have significant “skin in the game,” which provides a strong incentive for dealers to repay floorplan loans Typical Dealer Structure Floorplan risk management AND Servicing Assets Stocks, bonds, cash Non-dealer real estate Other assets, for example, boat, plane, jewelry and furniture Assets Unfloored used inventory Furniture, fixtures, parts, accessories and equipment Dealer net worth Assets Land Buildings Personal guarantees from many dealers Dealer Principal Secondary Collateral Holding Company Real Estate Holding Company Dealer (Borrower) Secondary Collateral Secondary Collateral Primary Collateral Financed new and used vehicles

A dealership seeking to finance its vehicle inventory with Ford Credit must submit a request for financing along with its financial and other information Ford Credit performs a thorough review of the dealer’s: Business, legal and operations structure including number of manufacturer franchises Credit information Financial statements or tax returns Types of vehicles included in the dealer’s inventory and specialty services provided by the dealer for certain vehicles or customers, such as fleet Ford Credit evaluates the dealer’s financial resources and the amount and types of financing requested The financing extended to a dealer is tailored to suit the business and operational needs of the dealer and depends on the financial strength and nature of the dealer’s business Due to ongoing nature of floorplan financing arrangements, Ford Credit periodically performs a credit review of each dealer, typically at least annually, following the similar process utilized to evaluate new dealer account originations Underwriting and credit review process FLOORPLAN Risk Management

Ford Credit evaluates new dealer account originations (using a proprietary scoring model), performs ongoing credit reviews of dealers, and assigns risk ratings Consistent with the prospectus, dealer risk ratings are categorized into groups: Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ability to meet its financial obligations, including capitalization and leverage, liquidity and cash flow, profitability, credit history and payment performance Ford Credit updated its dealer risk rating model in December 2015. Dealer guarantees are now taken into account when assigning a dealer a risk rating Dealer risk model is validated regularly to ensure the integrity and performance of the model and is updated if necessary Dealer RISK RATING Assessment FLOORPLAN Risk Management Group Description I Strong to superior financial metrics II Fair to favorable financial metrics III Marginal to weak financial metrics IV Poor financial metrics, may be uncollectible Other Includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer

Ford Credit assesses each dealer monthly using a proprietary behavioral scoring model, Monthly Accounts Review (MAR) MAR rating determines the intensity and frequency of our dealer monitoring and controls Large sample size and significant historical dealer performance have been analyzed to identify key indicators that predict a dealer’s near-term ability to meet its financial obligations MAR utilizes the dealer’s most recent unadjusted financial metrics, payment performance and credit line utilization MAR allows Ford Credit to identify behavior risks and appropriately allocate resources to resolve issues before they escalate MAR is validated regularly to ensure integrity and performance of the model and is updated if necessary Ford Credit adjusted its behavioral scoring model in July 2015 to leverage more dealer data in order to improve recognition of unprofitable dealers Dealer Behavior Assessment Floorplan Risk Management

Dealer Monitoring Strategy Floorplan Servicing and risk management Monitor Payoffs Aged Inventory Overline Report Financial Statements Monthly Accounts Review Assess dealer risk and determine action plans Dashboard – Medium to Low Risk Trigger based action plans – action plans no longer required effective 9/1/17 Watch Report – Medium to High Risk Formal review of action plans and results presented to senior management (plans may include more frequent physical audits) Intensive Care Unit (ICU) – High Risk More experienced risk team Increased intensity surrounding action plans and timelines Status On-site control Focus on asset protection Liquidation Focus on loss mitigation Risk Rating Credit File Review Dashboard Trend Report Liquidation Monitor Dealers Watch Report Status MAR Directed Action Plans No Further Action Monthly Accounts Review (MAR) ICU

A dealer’s risk rating determines the scheduled frequency of on-site vehicle inventory audits: Ford Credit engages a vendor to perform on-site vehicle inventory audits Size of an audit team varies based on dealer locations and complexity All dealer locations are typically audited same day Dealer generally does not receive advance notice of an audit Strict controls on how often the same auditor may lead a dealer’s audit Ford Credit generally reconciles each audit the same day Immediate payment is required for any sold vehicle Ford Credit follows a robust quality assurance process to monitor the vendor’s performance Inventory Audits Floorplan Risk Management

If Ford Credit discovers any issues when monitoring a dealer, it may: Increase frequency of on-site vehicle inventory audits or schedule an immediate on-site vehicle inventory audit Review curtailment options and advance rates Suspend credit lines Verify cash balances and organizational structure Assign Ford Credit dealership accounting specialists to perform an in-depth review of the dealership and validate the accuracy and completeness of financial statement(s) Meet with owners / guarantors Increase risk rating to trigger more extensive monitoring Discuss with Ford or Lincoln sales division to ensure an aligned approach Ford Credit monitoring Actions Floorplan Risk Management

A dealer status is declared when: Dealer does not satisfy a sold out-of-trust condition (payment not remitted to Ford Credit upon sale of vehicle) discovered during an audit Dealer fails to pay principal or interest Dealer bankruptcy Other circumstances that warrant immediate action Once a status is declared Ford Credit may then: Suspend credit lines Maintain Ford Credit personnel on site Collect titles and keys Secure dealer inventory Issue payment demand letters Obtain liens on property of guarantors Increase the dealer’s floorplan interest rate Initiate legal action to exercise rights under the floorplan financing agreement Status Dealer Procedures Floorplan Risk Management

If Ford Credit does not believe that a dealer can resolve a status situation, Ford Credit will: Liquidate vehicles and any available secondary collateral to obtain greatest value Continue collection efforts against personal and corporate guarantors Should liquidation be necessary, inventory is disposed through the following channels: Transfer of vehicles to other dealers Repurchase by manufacturer and redistribution to other dealers Sale of vehicles at auction Status Dealer Procedures (continued) Floorplan Risk Management

Integrated Systems Enable Real Time Controls Other captive finance company benefits: Access to monthly dealer financial statements allows monitoring of dealer financial strength Dealer monitoring by both Ford and Ford Credit Joint Ford and Ford Credit discussions with dealers on various aspects of the business Comparative dealership benchmarking between dealerships of like size or in similar markets Captive Finance Company Benefits Floorplan Risk Management 1. Dealer Floorplan Receivables System North American Vehicle Information System Ford Credit Ford Dealer Information on sold vehicles reported to Ford Credit and matched to floorplan receivables Dealer pays off floorplan receivables Dealer reports vehicle sale to obtain: Warranty registration Manufacturer incentives 2. 3.

Ford corporate overview

Product and other highlights Launched full range of all-new Fiesta models in Europe Retooling Kentucky Truck to build all-new Expedition and Navigator; next-generation Focus for NA to be sourced primarily from China Earned No. 2 ranking of non-premium brands in this year’s U.S. J.D. Power Initial Quality Study; best ranking in report’s 31-year history Ford’s first software update via Wi-Fi with a SYNC 3 update to more than 800,000 model-year 2016 vehicles U.S. F-Series sales totaled 224,579 in 2Q; best 2Q since 2001 In China, Ford sold more than 282,000 vehicles in 2Q; Lincoln achieved best-ever quarterly sales

2q 2017 ADJUSTED PRE-TAX RESULTS* (Mils) Total Company Company adj. PBT driven by Auto and Financial Services results All Other primarily net interest expense plus FSM LLC Decline in Company adj. PBT due to Auto Total All Other Automotive Segment B / (W) 2Q 2016 $(486) $(641) $218 $(63) * See Appendix for detail, reconciliation to GAAP and definitions Financial Services Segment $2,507 $2,191 $603 $(287)

2Q 2017 KEY METRICS Automotive segment Auto top-line metrics mixed YoY; financial metrics lower Global SAAR up 4% due to AP, Europe and SA Global market share lower due to NA, Europe and MEA; share up in AP and SA 5.9% 7.7% $2,191 $2,832 7.5% 1,651 1,694 $37.1 $37.0 3% -- % 0.1 ppts 1.8 ppts 23% 7.4% Wholesales (000) Revenue (Bils) Market Share (Pct) Operating Margin (Pct) Pre-Tax Results (Mils) 2017 2016 2017 2016 2017 2016 2017 2016 2017 2016 3,414 3,354 $72.2 $73.6 7.5% 7.3% 8.7% 5.6% $6,296 $4,156 YTD: 2% 2% 0.2 ppts 3.1 ppts 34%

Credit ratings Total company BBB BBB BBB BBB BBB BBB F2 Stable

Ford credit

INTEGRATION CREATES Strategic ADVANTAGE FORD CREDIT

Over The Last 20 Years, Ford Credit Generated $42 Billion In Pre-Tax Profits And $26 Billion In Distributions Pre-tax Results Distributions Consistently profitable business driven by: Integrated marketing strategy with Ford World-class operating costs Strong risk management – well-performing portfolio FORD CREDIT A strategic asset $1.8 $1.8 $2.1 $2.5 $2.5 $4.9 $2.0 $3.7 $2.9 $2.0 $1.2 $(2.6) $2.0 $3.1 $2.4 $1.7 $1.8 $1.9 $2.1 $1.9 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016

2Q 2017 KEY METRICS Ford Credit’s best quarterly PBT since 2011 Receivables grew globally, led by retail financing Disciplined and consistent underwriting practices Robust portfolio performance 2017 2016 2017 2016 Managed Receivables* (Bils) Pre-Tax Results (Mils) $619 $400 $142 $134 6% 55% 2017 2016 2017 2016 2017 2016 Average Placement FICO Over-60-Day Delinquencies (Pct) Loss-to-Receivables (LTR) (Pct) 741 0.13% 0.12% 1 bps 9 bps U.S. Retail and Lease 0.46% 0.37% Net Receivables (Bils) 2017 2016 5% $135 $128 744 3 pts * See Appendix for reconciliation to GAAP $914 $1,100 737 743 0.13% 0.14% 0.41% 0.50% YTD: 20% 1 bps 9 bps 6 pts Ford credit

2Q 2017 PRE-TAX RESULTS (mils) Ford Credit’s YoY PBT gain driven by most factors Volume and mix up due to global receivables growth Lease residual reflects stronger-than-expected auction values and latest ALG valuation Derivatives market valuation reflects higher interest rate movements 2Q 2017 2Q 2016 Volume / Mix Financing Margin Lease Residual Exchange Other Credit Loss $219 Derivatives Market Valuation $90 Other 4 Residual Losses $ 5 Supplemental Depreciation (8) Change in Reserves $ 54 Actual Losses (18) Ford credit $400 $619 $86 $17 $36 $(3) $(11) $94

2Q 2017 Net Receivables mix (Bils) Ford Credit’s lease portfolio managed with an enterprise view Europe Total Americas Asia Pacific Net investment in operating leases Consumer finance Non-consumer finance SUV / CUV: 55% Car: 24% Truck: 21% Ford credit $40 $30 $8 $2 $68 $52 $13 $3 $27 $27 $0.4 $5 $21 $109 $135

Americas financing shares and Contract Placement Volume Ford credit 2Q YTD 2016 2017 2016 2017 Financing Shares (%) Retail Installment and Lease Share of Ford Retail Sales (excl. Fleet) United States 60% 50% 59% 54 % Canada 76 76 75 75 Wholesale Share United States 75% 76% 75% 76 % Canada 61 63 61 61 Contract Placement Volume – New and Used Retail / Lease (000) United States 312 258 578 522 Canada 48 51 84 87 Mexico 9 9 19 19 Total Americas Segment 369 318 681 628

u.S. origination metrics Disciplined and consistent underwriting practices for many years Portfolio quality evidenced by FICO scores and steady risk mix Extended-term contracts relatively small part of our business Retail Contract Terms FICO and Higher Risk Mix Average Retail Placement Term Retail >73 Months Mix Retail and Lease Average Placement FICO Higher Risk Portfolio Mix Ford credit 64 mo. 64 mo. 66 mo. 64 mo. 65 mo. 65 mo. 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3% 5% 3% 4% 4% 6% 732 741 743 741 741 744 6% 6% 6% 6% 6% 6% 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17

Repossessions (000) Repo. Rate (%) u.s. retail and lease credit loss drivers Delinquencies and repossessions remain low Lower severity vs 1Q reflecting improved auction market Charge-offs and LTR continue to be within our placement expectations Repossessions (000) and Repo. Rate (%) Severity (000) Charge-Offs (Mils) and LTR Ratio (%) Over-60-Day Delinquencies (excluding bankruptcies) Charge-Offs (Mils) LTR Ratio (%) Ford credit 8 7 8 10 9 8 1.04% 0.96% 1.06% 1.16% 1.16% 1.06% 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 0.14% 0.12% 0.16% 0.16% 0.16% 0.13% 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 $9.8 $9.9 $10.0 $10.7 $10.6 $10.5 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 $74 $63 $79 $108 $96 $82 0.44% 0.37% 0.45% 0.59% 0.54% 0.46% 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17

WorldWide credit loss metrics Worldwide credit loss metrics remain strong Credit loss reserve based on historical losses, portfolio quality and receivables level YoY reserve growth reflects credit loss trends and growth in receivables Charge-Offs (Mils) and LTR Ratio (%) Credit Loss Reserve (Mils) and Reserve as a Pct. of EOP Managed Receivables Charge-Offs (Mils) LTR Ratio (%) Credit Loss Reserve (Mils) Reserve as a Pct. of EOP Managed Receivables (%) Ford credit $92 $84 $107 $132 $119 $101 0.29% 0.25% 0.32% 0.39% 0.35% 0.29% 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 $463 $512 $541 $548 $584 $588 0.35% 0.38% 0.40% 0.40% 0.42% 0.41% 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17

Funding structure – managed receivables*(BILS) Funding is diversified across platforms Well capitalized with strong investment grade balance sheet profile $137 $127 Securitized Funding as Pct. of Managed Receivables 39% 37% 34% Term Asset-Backed Securities** Term Debt (incl Bank Borrowings) Cash*** Ford Interest Advantage / Deposits Commercial Paper Other Equity Year End 2015 Year End 2016 2Q 2017 $142 * See Appendix for reconciliation to GAAP and definitions Ford credit $11 $11 $10 $12 $13 $14 $6 $9 $9 $62 $66 $70 $50 $50 $48 $6 $6 $6 $2 $4 $5

* Numbers may not sum due to rounding; see Appendix for definitions Public term funding plan* (BILS) Issuance plans consistent with prior years Issuance remains diversified across platforms and markets Ford credit 2017 2015 2016 Through Actual Actual Forecast August 25 Unsecured Ford Motor Credit $ 11 $ 10 $ 9 - 10 $ 8 Ford Credit Canada 1 1 1 - 2 1 FCE Bank 4 3 2 - 3 2 Rest of World - - 1 - Total Unsecured $ 17 $ 14 $ 13 - 16 $ 11 Securitizations $ 13 $ 13 $ 13 - 15 $ 8 Total Public $ 30 $ 28 $ 26 - 31 $ 19

Liquidity Available For Use (Bils) Balance sheet metrics Managed leverage returned to target range Liquidity remains strong and above target Leverage (to 1)* 4Q16 1Q17 Target 2Q17 4Q16 1Q17 Target 2Q17 Managed Financial Statement 8 - 9 * See Appendix for reconciliation to GAAP $25+ Ford credit 9.9 9.8 9.3 9.2 9.1 8.8 $27 $29 $29

Further information Ford Investor Relations Contact: Fixed Income Investors: Karen Rocoff (U.S.-based) 313-621-0965 fixedinc@ford.com Information on Ford: www.shareholder.ford.com 10-K Annual Reports 10-Q Quarterly Reports 8-K Current Reports Ford University Information on Ford Motor Credit Company: www.fordcredit.com/investor-center 10-K Annual Reports 10-Q Quarterly Reports 8-K Current Reports Ford Credit University Quarterly Statistical Information

Risk Factors Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation: Decline in industry sales volume, particularly in the United States, Europe, or China, due to financial crisis, recession, geopolitical events, or other factors; Lower-than-anticipated market acceptance of Ford’s new or existing products or services, or failure to achieve expected growth; Market shift away from sales of larger, more profitable vehicles beyond Ford’s current planning assumption, particularly in the United States; Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors; Fluctuations in foreign currency exchange rates, commodity prices, and interest rates; Adverse effects resulting from economic, geopolitical, protectionist trade policies, or other events; Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors); Single-source supply of components or materials; Labor or other constraints on Ford’s ability to maintain competitive cost structure; Substantial pension and other postretirement liabilities impairing liquidity or financial condition; Worse-than-assumed economic and demographic experience for pension and other postretirement benefit plans (e.g., discount rates or investment returns); Restriction on use of tax attributes from tax law “ownership change;” The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs; Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions; Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise; Adverse effects on results from a decrease in or cessation or claw back of government incentives related to investments; Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third party vendor or supplier; Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities; Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors; Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles; Increased competition from banks, financial institutions, or other third parties seeking to increase their share of financing Ford vehicles; and New or increased credit regulations, consumer or data protection regulations, or other regulations resulting in higher costs and/or additional financing restrictions. We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

appendix

APPENDIX

FLOORPLAN PORTFOLIO PERFORMANCE

Go Further

		Six Months ended June 30,		Year ended December 31,				
		2017	2016	2016	2015	2014	2013	2012
		(Dollars in Millions)						
Ford Credit Portfolio	Average principal balance (1)	$ 23,234	$ 23,173	$ 22,312	$ 19,261	$ 19,072	$ 17,177	$ 13,847
	Net losses (recoveries) (2)	$ 0.8	$ (0.5)	$ 0.9	$ (0.7)	$ (1.5)	$ (1.3)	$ (3.5)
	Net losses/average principal balance	0.007%	(0.004)%	0.004%	(0.004)%	(0.008)%	(0.008)%	(0.025)%
	Liquidations (3)	$ 58,196	$ 56,671	$ 109,982	$ 108,187	$ 97,427	$ 95,429	$ 82,418
	Net losses (recoveries)/liquidations	0.001%	(0.001)%	0.001%	(0.001)%	(0.002)%	(0.001)%	(0.004)%
Trust	Net losses/average principal balance (4) (5) (6)	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%	0.000%

(1) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated

(2) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for that period. This loss experience also reflects recoveries from dealer assets other than the financed vehicles. However, because the interest of the trust in any other dealer assets will be subordinated to Ford Credit's interest in those assets, the net losses experienced by the trust may be higher.

(3) Liquidations represent payments and net losses that reduce the principal balance of the receivables for the period indicated.

(4) The Trust has not experienced a loss on any receivable during the indicated periods, primarily as a result of the depositors choosing to remove any receivables relating to accounts that are redesignated from the trust because they have been classified as status. However, the depositors are not required to do so, and there can be no assurance that they will continue to do so in the future.

(5) Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated.

(6) Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for the period. Recoveries include amounts received from any other dealer assets securing the receivables in addition to the financed vehicles.

Historical Floorplan Losses Show The Positive Effect Of Ford Credit's Processes

A1

Floorplan Features appendix New vehicles – 100% of invoice amount, including taxes, destination charges, and dealer holdback Auction vehicles – auction price plus auction fee, transportation, and taxes Used vehicles – up to 100% of wholesale value (as determined by selected trade publications) Advance Rates Principal due generally upon sale of related vehicle Interest and other administrative charges are billed and payable monthly in arrears Payment Terms Ford Credit requires higher risk dealers to make periodic principal payments, or “curtailments,” prior to the sale or lease of the related vehicle The amount of monthly curtailment payments is 10% of the amount financed on a vehicle, starting after a specified period of time after the vehicle is financed, over a year for new and demonstrator vehicles and less than a year for program and used vehicles Application of the curtailment policy to a particular dealer may be modified or waived by the appropriate approval authority Curtailment Terms Comprehensive insurance coverage for the financed vehicles is mandatory and generally is included with the financing Over half of the dealers purchase collision coverage through Ford Credit from The American Road Insurance Company and the remainder purchase it from other insurance companies In-transit vehicles are also covered by comprehensive insurance arranged by Ford Insurance A2

Floorplan Features (Continued) appendix * In-transit floorplan receivable is created at gate release ** New floorplan receivable is created on the date the vehicle is delivered to the dealer Prime rate plus generally 1.50% for both new and used vehicles Floorplan rates are not risk based Floorplan Interest Rate Prime rate plus 0.30% In-transit Vehicle Adjustment Fee* Based on a 60-day vehicle supply Not a strict credit limit and Ford Credit typically permits dealers to exceed their new vehicle credit lines for business reasons, including seasonal variations in sales patterns Ford Credit generally sets vehicle credit lines below anticipated peak inventory levels New Vehicle Lines** Based on a 30- to 45-day vehicle supply depending on dealer risk rating Strictly monitored credit limit and Ford Credit generally does not allow dealers to exceed their used vehicle credit lines without specific approval Used Vehicle Lines A3

u.s. Floorplan Trust legal Structure appendix * The servicer may terminate the back-up servicer, without being required to appoint a successor back-up servicer, if the long-term debt ratings of Ford Credit are at least "BBB- from Standard Poor's and "Baa3" from Moody's ** Applicable for Regulation AB II series transactions Ford Credit Floorplan LLC (Depositor) The Bank of New York Mellon (Indenture Trustee) Ford Credit Floorplan Corp. (Depositor) Ford Motor Credit Company LLC (Sponsor, Servicer and Administrator) Ford Motor Company Wells Fargo Bank, N.A. (Back-up Servicer)* Ford Credit Floorplan Master Owner Trust A (Issuer) Outstanding Series Clayton Fixed Income Services LLC (Asset Representations Reviewer) ** US Bank Trust, N.A. (Owner Trustee) A4

net income reconciliation to Adjusted pre-tax profit – total company Appendix A5 (Mils) Memo: 2016 2017 2016 2017 FY 2016 Net income / (Loss) attributable to Ford (GAAP) 1,970 $ 2,042 $ 4,422 $ 3,629 $ 4,596 $ Income / (Loss) attributable to non-controlling interests 2 8 5 15 11 Net income / (Loss) 1,972 $ 2,050 $ 4,427 $ 3,644 $ 4,607 $ Less: (Provision for) / Benefit from income taxes (903) (209) (2,099) (858) (2,189) Income / (Loss) before income taxes 2,875 $ 2,259 $ 6,526 $ 4,502 $ 6,796 $ Less: Special items pre-tax (118) (248) (304) (224) (3,579) Adjusted pre-tax profit (Non-GAAP) 2,993 $ 2,507 $ 6,830 $ 4,726 $ 10,375 $ 2Q YTD

effective tax rate reconciliation to Adjusted effective tax rate – Total Company Appendix A6 2017 Memo: 2Q YTD FY 2016 Pre-Tax Results (Mils) Income / (Loss) before income taxes (GAAP) 2,259 $ 4,502 $ 6,796 $ Less: Impact of special items (248) (224) (3,579) Adjusted pre-tax profit (Non-GAAP) 2,507 $ 4,726 $ 10,375 $ Taxes (Mils) (Provision for) / Benefit from income taxes (GAAP) (209) $ (858) $ (2,189) $ Less: Impact of special items 46 31 1,121 Adjusted (provision for) / benefit from income taxes (Non-GAAP) (255) $ (889) $ (3,310) $ Tax Rate (Pct) Effective tax rate (GAAP) 9.3% 19.1% 32.2% Adjusted effective tax rate (Non-GAAP) 10.2% 18.8% 31.9%

EARNINGS PER SHARE reconciliation to Adjusted earnings per share – total company Appendix A7 2017 2Q YTD Diluted After-Tax Results (Mils) Diluted after-tax results (GAAP) 2,042 $ 3,629 $ Less: Impact of pre-tax and tax special items (202) (193) Adjusted net income – diluted (Non-GAAP) 2,244 $ 3,822 $ Basic and Diluted Shares (Mils) Basic shares (average shares outstanding) 3,977 3,977 Net dilutive options and unvested restricted stock units 19 21 Diluted shares 3,996 3,998 Earnings per share – diluted (GAAP) 0.51 $ 0.91 $ Less: Net impact of adjustments (0.05) (0.05) Adjusted earnings per share – diluted (Non-GAAP) 0.56 $ 0.96 $

SPECIAL ITEMS – total company appendix * Includes related tax effect on special items and tax special items A8 (Mils) 2Q YTD Memo: 2016 2017 2016 2017 FY 2016 Pension and OPEB remeasurement gain / (loss) $ (11) $ - $ (11) $ - $ (2,996) Separation-related actions $ (102) $ (7) $ (276) $ (29) $ (304) Other Items San Luis Potosi plant cancellation $ - $ 7 $ - $ 53 $ (199) Japan, Indonesia market closure (5) - (17) - (80) Next-generation Focus footprint change - (248) - (248) - Total other items $ (5) $ (241) $ (17) $ (195) $ (279) Total pre-tax special items $ (118) $ (248) $ (304) $ (224) $ (3,579) Tax special items $ (1) $ 46 $ (67) $ 31 $ 1,121 Memo: Special items impact on earnings per share* $ (0.03) $ (0.05) $ (0.09) $ (0.05) $ (0.61)

Committed Capacity $38.0 Billion LIQUIDITY SOURCES* - Ford Credit * See Appendix for definitions appendix A9 (Bils) 2016 2016 2017 2017 Jun 30 Dec 31 Mar 31 Jun 30 Liquidity Sources Cash $ 11.6 $ 10.8 $ 11.3 $ 10.1 Committed ABS facilities 36.0 34.6 34.8 32.3 Other unsecured credit facilities 2.7 2.5 2.6 2.7 Ford corporate credit facility allocation 3.0 3.0 3.0 3.0 Total Liquidity Sources $ 53.3 $ 50.9 $ 51.7 $ 48.1 Utilization of Liquidity Securitization cash $ (2.7) $ (3.4) $ (3.0) $ (2.9) Committed ABS facilities (16.2) (19.9) (18.4) (16.4) Other unsecured credit facilities (0.7) (0.7) (1.3) (0.5) Ford corporate credit facility allocation - - - - Total Utilization of Liquidity $ (19.6) $ (24.0) $ (22.7) $ (19.8) Gross liquidity $ 33.7 $ 26.9 $ 29.0 $ 28.3 Adjustments 0.1 0.1 0.3 0.2 Net Liquidity Available For Use $ 33.8 $ 27.0 $ 29.3 $ 28.5

FINANCIAL STATEMENT LEVERAGE reconciliation to managed LEVERAGE* - Ford credit * See Appendix for definitions appendix A10 (Bils) 2016 2016 2017 2017 Jun 30 Dec 31 Mar 31 Jun 30 Leverage Calculation Total debt $ 126.3 $ 126.5 $ 129.2 $ 129.3 Adjustments for cash (11.6) (10.8) (11.3) (10.1) Adjustments for derivative accounting (1.3) (0.3) (0.2) (0.2) Total adjusted debt $ 113.4 $ 115.4 $ 117.7 $ 119.0 Equity $ 12.4 $ 12.8 $ 13.2 $ 13.8 Adjustments for derivative accounting (0.4) (0.3) (0.3) (0.2) Total adjusted equity $ 12.0 $ 12.5 $ 12.9 $ 13.6 Financial statement leverage (to 1) (GAAP) 10.2 9.9 9.8 9.3 Managed leverage (to 1) (Non-GAAP) 9.4 9.2 9.1 8.8

Total NET receivables reconciliation to Managed RECEIVABLES – ford credit * See Appendix for definition. Includes finance receivables (retail and wholesale) sold for legal purposes and net investment in operating leases included in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables and operating leases are reported on Ford Credit’s balance sheet and are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors appendix A11 (Bils) 2015 2016 2016 2017 Dec 31 Jun 30 Dec 31 Jun 30 Finance receivables, net (GAAP) $ 96.8 $ 101.3 $ 103.0 $ 108.3 Net investment in operating leases (GAAP) 25.1 26.8 27.2 26.7 Total net receivables* $ 121.9 $ 128.1 $ 130.2 $ 135.0 Unearned interest supplements and residual support 4.5 5.0 5.3 5.6 Allowance for credit losses 0.4 0.5 0.5 0.6 Other, primarily accumulated supplemental depreciation 0.4 0.6 0.9 1.0 Total managed receivables (Non-GAAP) $ 127.2 $ 134.2 $ 136.9 $ 142.2 * See Appendix for definition. Includes finance receivables (retail and wholesale) sold for legal purposes and net investment in operating leases included in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables and operating leases are reported on Ford Credit’s balance sheet and are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors

We use both GAAP and non-GAAP financial measures for operational and financial decision making, and to assess Company and segment business performance. The non-GAAP measures listed below are intended to be considered by users as supplemental information to their equivalent GAAP measures, to aid investors in better understanding our financial results. We believe that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess our period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. Total Company Adjusted Pre-tax Profit (Most Comparable GAAP Measure: Net income attributable to Ford) – The non-GAAP measure is useful to management and investors because it allows users to evaluate our pre-tax results excluding pre-tax special items. Pre-tax special items consist of (i) pension and OPEB remeasurement gains and losses that are not reflective of our underlying business results, (ii) significant restructuring actions related to our efforts to match production capacity and cost structure to market demand and changing model mix, and (iii) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities. When we provide guidance for adjusted pre-tax profit, we do not provide guidance on a net income basis because the GAAP measure will include potentially significant special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, including pension and OPEB remeasurement gains and losses. Adjusted Earnings Per Share (Most Comparable GAAP Measure: Earnings Per Share) – Measure of Company’s diluted net earnings per share adjusted for impact of pre-tax special items (described above), and tax special items. The measure provides investors with useful information to evaluate performance of our business excluding items not indicative of underlying run rate of our business. When we provide guidance for adjusted earnings per share, we do not provide guidance on an earnings per share basis because the GAAP measure will include potentially significant special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, including pension and OPEB remeasurement gains and losses. Adjusted Effective Tax Rate (Most Comparable GAAP Measure: Effective Tax Rate) – Measure of Company’s tax rate excluding pre-tax special items (described above) and tax special items. The measure provides an ongoing effective rate which investors find useful for historical comparisons and for forecasting. When we provide guidance for adjusted effective tax rate, we do not provide guidance on an effective tax rate basis because the GAAP measure will include potentially significant special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, including pension and OPEB remeasurement gains and losses. Ford Credit Managed Receivables – (Most Comparable GAAP Measure: Net Finance Receivables plus Net Investment in Operating Leases) – Measure of Ford Credit’s Total net receivables, excluding unearned interest supplements and residual support, allowance for credit losses, and other (primarily accumulated supplemental depreciation). The measure is useful to management and investors as it closely approximates the customer’s outstanding balance on the receivables, which is the basis for earning revenue. Ford Credit Managed Leverage (Most Comparable GAAP Measure: Financial Statement Leverage) – Ford Credit’s debt-to-equity ratio adjusted (i) to exclude cash, cash equivalents, and marketable securities (other than amounts related to insurance activities), and (ii) for derivative accounting. The measure is useful to investors because it reflects the way Ford Credit manages its business. Cash, cash equivalents, and marketable securities are deducted because they generally correspond to excess debt beyond the amount required to support operations and on-balance sheet securitization transactions. Derivative accounting adjustments are made to asset, debt, and equity positions to reflect the impact of interest rate instruments used with Ford Credit’s term-debt issuances and securitization transactions. Ford Credit generally repays its debt obligations as they mature, so the interim effects of changes in market interest rates are excluded in the calculation of managed leverage. Non-GAAP Financial Measures That Supplement GAAP Measures – total company appendix A12

DEFINITIONS AND CALCULATIONS – ford motor company Automotive Records References to Automotive records for operating cash flow, operating margin and business units are since at least 2000 Wholesales and Revenue Wholesale unit volumes include all Ford and Lincoln badged units (whether produced by Ford or by an unconsolidated affiliate) that are sold to dealerships, units manufactured by Ford that are sold to other manufacturers, units distributed by Ford for other manufacturers, and local brand units produced by our China joint venture, Jiangling Motors Corporation, Ltd. (“JMC”), that are sold to dealerships. Vehicles sold to daily rental car companies that are subject to a guaranteed repurchase option (i.e., rental repurchase), as well as other sales of finished vehicles for which the recognition of revenue is deferred (e.g., consignments), also are included in wholesale unit volumes. Revenue from certain vehicles in wholesale unit volumes (specifically, Ford badged vehicles produced and distributed by our unconsolidated affiliates, as well as JMC brand vehicles) are not included in our revenue Automotive Segment Operating Margin Automotive segment operating margin is defined as Automotive segment pre-tax results divided by Automotive segment revenue Industry Volume and Market Share Industry volume and market share are based, in part, on estimated vehicle registrations; includes medium and heavy duty trucks SAAR SAAR means seasonally adjusted annual rate Automotive Cash Automotive cash includes cash, cash equivalents, and marketable securities Market Factors Volume and Mix – primarily measures profit variance from changes in wholesale volumes (at prior-year average contribution margin per unit) driven by changes in industry volume, market share, and dealer stocks, as well as the profit variance resulting from changes in product mix, including mix among vehicle lines and mix of trim levels and options within a vehicle line Net Pricing – primarily measures profit variance driven by changes in wholesale prices to dealers and marketing incentive programs such as rebate programs, low-rate financing offers, special lease offers and stock accrual adjustments on dealer inventory appendix A13

DEFINITIONS and calculations – ford credit Adjustments (as shown on the Liquidity Sources chart) Include certain adjustments for asset-backed capacity in excess of eligible receivables and cash related to the Ford Credit Revolving Extended Variable-utilization program (“FordREV”), which can be accessed through future sales of receivables Cash (as shown on the Funding Structure, Liquidity Sources and Leverage charts) Cash and cash equivalents and Marketable securities reported on Ford Credit’s balance sheet, excluding amounts related to insurance activities Committed Asset-Backed Security (“ABS”) Facilities (as shown on the Liquidity Sources chart) Committed ABS facilities are subject to availability of sufficient assets, ability to obtain derivatives to manage interest rate risk, and exclude FCE Bank plc (“FCE”) access to the Bank of England’s Discount Window Facility Securitizations (as shown on the Public Term Funding Plan chart) Public securitization transactions, Rule 144A offerings sponsored by Ford Motor Credit, and widely distributed offerings by Ford Credit Canada Securitization Cash (as shown on the Liquidity Sources chart) Securitization cash is cash held for the benefit of the securitization investors (for example, a reserve fund) Term Asset-Backed Securities (as shown on the Funding Structure chart) Obligations issued in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements Total Debt (as shown on the Leverage chart) Debt on Ford Credit’s balance sheet. Includes debt issued in securitizations and payable only out of collections on the underlying securitized assets and related enhancements. Ford Credit holds the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions Unallocated Other (as shown on the Pre-Tax Results by Segment chart) Items excluded in assessing segment performance because they are managed at the corporate level, including market valuation adjustments to derivatives and exchange-rate fluctuations on foreign currency-denominated transactions appendix A14